Exhibit 10.3

5453 Great America Parkway Santa Clara, CA 95054 www.aristanetworks.com

John McCool
208 Vista del Mar
Los Gatos, CA 95030

February 14, 2017

Dear John,

On behalf of Arista Networks, Inc. (the “Company”), I am pleased to offer you a full-time exempt position as Senior Vice President, Chief Platform Officer, starting on March 20, 2017 (the “Start Date”). You have until February 20, 2017 to accept this offer, at which time it expires. The terms of this offer are as follows:

1. Salary: The Company will pay you a base salary of $300,000.00 per year in accordance with the Company's standard payroll policies.

2. Benefits:  During the term of your employment, you will be eligible to participate in all of the Company's standard health, vacation, and other benefits covering employees. The Company reserves the right to change the benefit plans and programs it offers to its employees at any time.

3. Bonus: You will be eligible to participate in the Company’s Corporate bonus program pursuant to the terms of such bonus program.  Please note that you must be an employee of the Company on the payout date of the Corporate bonus payout to be eligible to receive any such bonus. Lastly, as a reminder, both your base salary and the components of your Corporate bonus are subject to periodic review and may be modified by the Company as deemed necessary in its sole and absolute discretion.

4. Stock: At the first regularly scheduled meeting of the Company’s board of directors following the Start Date, it will be recommended:

(1) That you will be granted restricted stock units covering 45,000 shares of the Company common stock (the “RSUs”) pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) and individual RSU agreement. The RSUs will be governed by the form of RSU Agreement. The Company’s restricted stock units vest on 4 designated dates each quarter (each, a “Quarterly Vesting Date”). Your RSU Agreement will specify these Quarterly Vesting Date. Your RSUs will vest at a rate of 1/5th on the first Quarterly Vesting Date after the one year anniversary of the vesting commencement date and 1/20th of the RSUs vest per quarter on each Quarterly Vesting Date thereafter over a total of approximately five years. All vesting is subject to your continued service to the Company through each Quarterly Vesting Date.

(2) That you be granted non-statutory options to purchase 5,000 shares of the Company’s common stock (the “Stock Options”) pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) and form of stock option agreement under the Plan (the “Option Agreement”). The Stock Options will vest as to 1/5th of the shares subject thereto on the one-year anniversary of the Start Date and thereafter as to 1/60th of the shares subject thereto on the monthly anniversary of the Start Date, subject to your continuing to be a Service Provider (as defined in the Plan) through each vesting date. The Stock Options will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant.

Your employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company.

Exhibit 10.3

5453 Great America Parkway Santa Clara, CA 95054 www.aristanetworks.com

This offer is conditioned on you signing the Company’s Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality and Invention Assignment Agreement”) and submitting the legally required proof of your identity and authorization to work in the United States. By signing and accepting this offer, you represent and warrant that you are not subject to any other legal obligation that prevents you to be employed with or to provide services to the Company.

The Company intends that all payments made under this letter agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so be exempt or comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

This letter agreement, the Confidentiality and Invention Assignment Agreement, the RSU Agreement (when entered into upon grant of the RSUs) and the Option Agreement set forth the terms of your employment with the Company and supersede any prior representations and agreements, whether written and oral.  This letter agreement may not be modified or amended, except by a written agreement, signed by both you and the Company’s Chief Executive Officer. This letter agreement is governed by California law. If any provision of this agreement is held invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.

John, I look very much forward to working with you.

Sincerely,

Jayshree Ullal
President & CEO

Accepted: ________________________________________Date:_____________________